For Immediate Release

Martin Mucci of Paychex to Retire as CEO, Remains Chairman

Paychex president and COO John B. Gibson, Jr. to succeed Mucci as CEO

Rochester, N.Y. (August 24, 2022) – Paychex, Inc., a leading provider of integrated human capital management software solutions for human resources, payroll, benefits, and insurance services, announced today that Martin Mucci, chief executive officer and chairman of the board, will retire as CEO, effective October 14th, 2022. Mucci will remain chairman of the company’s board of directors. John B. Gibson, Jr., currently president and chief operating officer, will assume the role of president and CEO.

“On behalf of the board of directors, the management team, and nearly 16,000 Paychex employees, we want to thank Marty for his tremendous leadership over the past twenty years,” said Paychex founder and director B. Thomas Golisano. “Under Marty’s guidance, Paychex has significantly expanded on its foundation as a payroll services company to become a leading provider of integrated human capital management software solutions. In his time as CEO, Paychex revenue has more than doubled, from $2 billion to over $4.6 billion and our market capitalization has increased from $10 billion to nearly $50 billion. The board is sincerely grateful to Marty for his many contributions as CEO and we look forward to his continued stewardship as chairman.”

Mucci has served as Paychex CEO since 2010 and was named chairman of the board in 2021. He joined Paychex as senior vice president of operations in 2002. In his time as CEO, Paychex has transformed into a technology-enabled service company and significantly expanded its HR solutions capabilities. Through its SaaS-based HR software, Paychex Flex®, and world-class personalized service, Paychex anticipates the needs of clients with innovative products, services, and support.

“The opportunity to lead Paychex as CEO has been the highlight of my career. I want to extend my sincere thanks to our employees and the leadership team whose commitment and hard work have helped us achieve significant financial results, support over 730,000 clients, and provide a great environment for our employees to grow their careers. I’m confident this is the right time to make this transition. Paychex recently completed its most successful fiscal year to date, with both the sales and service organizations under the leadership of John Gibson. He is the right leader to drive Paychex into our next phase of growth,” said Mucci.

Gibson joined Paychex in 2013 as senior vice president of service, leading the operations of all Paychex business divisions including human resource services, payroll, retirement, and insurance services. In 2021, Gibson was promoted to president and COO, overseeing the daily operations of the company including sales, marketing, product management, and service. During his time with Paychex, Gibson has achieved record client retention; enhanced the

Paychex service model with 24/7 options, including chat and social media support; and added resources designed specifically for Paychex’s enterprise and HR outsourcing clients. He has also been instrumental in growing Paychex’s digital payroll business, professional employer organization (PEO), and the company’s international business. Prior to Paychex, Gibson served in senior executive positions at HR outsourcing and technology companies including Ameritech (now AT&T) and Convergys. Gibson’s selection as company CEO is the culmination of a multi-year development and succession planning process.

“I want to extend my sincere thanks to Marty and our board of directors for this opportunity. Because of the passion and commitment of our leadership team and employees, the Paychex of today is a technology and digitally enabled HR industry leader, well-positioned for the future. Our mission will continue to be to lead our industry by remaining true to Paychex’s core purpose: to help businesses succeed. I’m focused on doing this by expanding the important role technology plays in our business, leading our industry in customer experience, leveraging the vast amount of data available to Paychex to bring insights to our customers and the world on what matters most to businesses and entrepreneurs’ success, and by continuing to elevate our role as an essential partner for every business we serve. I’m confident in the future of Paychex and look forward to the opportunity ahead,” said Gibson.

About Paychex
Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 730,000 payroll clients as of May 31, 2022 in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter and LinkedIn.

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Media Contact

Lisa Fleming

Manager, Public Relations

Paychex, Inc.

(585) 387-6402

lfleming@paychex.com
@Paychex